Exhibit 99.1

November 1, 2008

Stock Option and Compensation Committee

Isle of Capri Casinos, Inc.

600 Emerson Road, Suite 300

St. Louis, Missouri 63141

Gentlemen:

This letter is to inform you that we have decided to voluntarily reduce our base compensation by 25%.  In particular, James B. Perry, Executive Vice Chairman and Chief Executive Officer, and Virginia M. McDowell, President and Chief Operating Officer, will reduce their base salaries by 25%, and Bernard Goldstein, Chairman, and Robert S. Goldstein, Vice Chairman, will reduce the cash component of their annual retainer by 25%.  These reductions will take effect as of the date of this letter and are intended to remain in place for one year.

In reducing our base compensation, we are accentuating the greater prominence the Stock Option and Compensation Committee is placing on the long-term performance-based aspect of our overall compensation.  We believe this is appropriate at this time as it more closely aligns us with the Company’s shareholders.  Additionally, the dramatic impact of recent economic events has caused many in our business to make fiscal adjustments and we feel this action is an appropriate measure to contribute to the long-term success of the Company.  We continue to believe in the potential of the Company and remain committed to our efforts to reduce expenses in these tough economic times.  We will continue to take the necessary steps to ensure the Company meets its strategic goals.

Very truly yours,

/s/ Bernard Goldstein	/s/ Robert S. Goldstein
Bernard Goldstein	Robert S. Goldstein
Chairman	Vice Chairman

/s/ James B. Perry	/s/ Virginia M. McDowell
James B. Perry	Virginia M. McDowell
Executive Vice Chairman and Chief	President and Chief Operating
Executive Officer	Officer